Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
Meten EdtechX Education Group Ltd.:

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-248883 & No.333-251806) of our report dated June 3, 2020, with respect to the consolidated balance sheet of Meten International Education Group (operating as Meten EdtechX Education Group Ltd. after the reverse recapitalization described in Note 1 to the financial statements) and the subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities as of December 31, 2019, the related consolidated statements of comprehensive income (loss), changes in deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, which report appears in the annual report on Form 20-F of Meten EdtechX Education Group Ltd. for the year ended December 31, 2020.

Our report refers to a change in the method of accounting for leases in 2019.

/s/ KPMG Huazhen LLP

Shenzhen, China
April 30, 2021